Exhibit 99.3

MINUTES OF A SPECIAL MEETING OF THE DIRECTORS

OF

SHENG YING ENTERTAINMENT CORP.

A Special Meeting of the Directors of Sheng Ying Entertainment Corp., a Nevada corporation, was held by the sole remaining Director on the 26th day of October, 2017, for the purpose of considering the resignations of Directors Sreyneang Jin and Siew Heok Lee, and the appointment of 2 new Directors to fill the unexpired terms of office of the 2 resigned Directors, appointing new Officers and transacting any other business as may properly come before the meeting.

Tom Raack, the sole remaining Director, called the meeting to order, presided over the meeting and recorded the minutes of the meeting. Mr. Raack also appointed himself as the new Chairman of the Board

The reading, correcting and approval of the minutes of the last meeting was waived by Director Raack.

Director Raack acknowledged and accepted the written letters of resignations of Sreyneang Jin and Siew Heok Lee as Directors, as well Ms. Jin’s resignation as the COO and Siew Heok Lee’s resignation as the CFO of the Company. The letters were placed in the records of the Company.

Director Raacks then considered the appointment of 2 new Directors and decided to defer any action until he could consider the matter more closely.

Director Raack then adopted a resolution whereby it was:

RESOLVED that, Tom Raack be appointed as the CEO, President, CFO and Treasurer; that David E. Price be terminated as Secretary; and that Thomas Raack be appointed as Secretary of the Company, all effective this date.

FURTHER RESOLVED that, the officers and counsel shall take all action and execute any and all documents deemed necessary and appropriate to file and notify regulatory authorities of this action, and otherwise comply with applicable laws, rules and regulations.

There being no further business to come before the meeting, and upon motion duly made and seconded, the meeting was adjourned.

/s/ Thomas Raack
Thomas Raack, Chairman of the Board

1

WAIVER OF NOTICE AND CONSENT

TO A SPECIAL MEETING OF THE BOARD OF DIRECTORS

OF

SHENG YING ENTERTAINMENT CORP.

The undersigned, being the sole Director of the corporation, does hereby consent to and waive notice of the time, place and purpose of a special meeting of the Directors of Sheng Ying Entertainment Corp., and consents that the meeting may be held by him, in his office in California, on the 26th day of October, 2017, for purpose of considering the resignations of Sreyneang Jin and Siew Heok Lee, and the appointment of 2 new Directors to fill the unexpired terms of office of the 2 resigned Directors, appointing new Officers and transacting any other business as may properly come before the meeting.

Dated this 26th of October, 2017

/s/ Tom Raack
Tom Raack

2